Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of Otonomy, Inc. of our reports dated February 27, 2020, with respect to the financial statements of Otonomy, Inc. and the effectiveness of internal control over financial reporting of Otonomy, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

February 27, 2020